Exhibit 14

Atlantic Tele-Network, Inc.

Code of Business Conduct and Ethics

Company Reputation

The Company’s reputation depends on the conduct of its employees. Every officer, employee and agent who is associated with the Company must play a part in maintaining a corporate reputation for the highest ethical standards.

Relationships with Customers, Colleagues and Others

The Company insists that its employees act at all times with the highest degree of integrity. The Company insists that you treat all individuals with whom you come in contact—whether customers, colleagues vendors, competitors or otherwise—in a fair, honest and respectful manner. With respect to other Company employees, please remember that the Company is committed to the maximum utilization of its employees’ abilities and to the principles of equal employment opportunity.

Company Property & Confidential Information

Company property, which includes confidential information about the Company’s business, finances, customers or plans, is to be used solely for the benefit of the Company and its clients, respectively. You should not use Company property for personal benefit, nor should you take Company property with you when you cease working for the Company.

Conflicts of Interest

The Company expects employees to perform their duties using their best impartial judgment in all matters affecting the Company. To maintain independence of judgment and action, employees should try to avoid conflict of interest or an appearance of conflict that might arise because of economic or personal self-interest. If a conflict of interest exists or arises, the conflicted employee must promptly notify his supervisor and disclose all details of the conflict so that the Company can take steps to ensure that all actions taken are in the best interests of the Company. If the supervisor is also conflicted, the employee may report the conflict or potential conflict by other means, as outlined below under Reporting Violations.

Legal and Regulatory Obligations

Adherence to legal and regulatory matters must govern the business decisions and actions of every Company employee. You should make every effort to ensure that you and the Company are in compliance with both the letter and the spirit of all applicable governmental laws, rules and regulations. If you fail to comply with any applicable laws, rules or regulations, you will be subject to disciplinary measures, up to and including immediate discharge from the Company. Any legal, regulatory or governmental inquiry or action should be directed to, and handled by the General Counsel or, if none is available, the Finance Department.

Accurate Public Reports

Among the Company’s legal and regulatory obligations is the obligation under federal and state securities laws to make full, fair, accurate, timely and understandable disclosures in the Company’s filings with the U.S. Securities and Exchange Commission, the U.S. Federal Communications Commission and other similar bodies. Please exercise the highest standard of care in preparing such reports in accordance with the preceding statement and the following guidelines:

•	All Company accounting records must be in accordance with the laws of each applicable jurisdiction and applicable generally accepted accounting principles and must fully and accurately reflect the transactions, occurrences to which they relate and the assets and liabilities of the Company.

•	No information should be concealed from the internal auditor or the independent auditors.

Policy Statement

The rules in the ATN Policy Statement, set forth below, must be followed at all times:

1.	No funds or assets of the Company shall be used for any purpose which would be in violation of any applicable law or regulation.

2.	No contributions shall be made by or on behalf of the Company to any political candidate, party, or campaign either within or without the United States without the approval of the Board of Directors.

3.	No fund or asset of the Company shall be established or maintained that is not reflected on the books and records of the Company.

4.	No false, artificial, or misleading entries in the books and records of the Company shall be made.

5.	No transaction shall be effected and no payment shall be made by or on behalf of the Company with the intention or understanding that the transaction or payment is other than as described in the documentation evidencing the transaction or supporting the payment.

6.	In any dealings with a supplier, customer, government official, or other person or entity, no officer or employee of the Company shall request, accept, or offer to give any significant thing of value, the purpose or result of which could be to influence the bona fide business relationships between the Company and such persons or entities.

7.	This Policy Statement is applicable to Atlantic Tele-Network, Inc. and all its domestic and foreign subsidiaries.

Reporting Violations

Officers and employees of the Company shall be responsible for the enforcement of the policies set forth in this Code of Ethics and the foregoing Policy Statement. Any officer or employee of the Company having any information or knowledge regarding any transaction or activity prohibited by the Policy Statement shall promptly report the same to the Corporate Internal Auditor, the Chief Financial or Accounting Officer or the General Counsel, who shall forthwith bring such information or knowledge to the attention of the Chairman of the Audit Committee of the Board of Directors of the Company. Please see the Company’s Whistleblower Policy for confidential complaint procedures, if there is a concern about bringing such information to the attention of any of the foregoing officers of the Company. Officers and appropriate employees of the Company will be required on an annual basis to certify their compliance with the Policy Statement.

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